FOR IMMEDIATE RELEASE

At Johnson Outdoors Inc.
David Johnson VP & Chief Financial Officer 262-631-6600	Cynthia Georgeson VP - Worldwide Communication 262-631-6600

JOHNSON OUTDOORS INC. ANNOUNCES
FISCAL 2008 SECOND QUARTER RESULTS

RACINE, WISCONSIN, April 25, 2008……Johnson Outdoors Inc. (Nasdaq: JOUT), a leading global outdoor recreation company, today announced net sales of $121.8 million for the second quarter ended March 28, 2008 compared to net sales of $122.0 million for the prior year second quarter.  Earnings from continuing operations of $0.8 million, or $0.09 per diluted share for the second quarter of 2008, compared unfavorably to earnings from continuing operations of $2.1 million, or $0.23 per diluted share, in the prior year quarter.

SECOND QUARTER RESULTS

Second quarter sales reflect initial shipments to customers in anticipation of the primary retail selling period for the Company’s seasonal outdoor products.  Total Company net sales in the quarter were flat with the prior year period, benefiting from higher exports in Marine Electronics, growth in Watercraft and Diving, foreign currency translation increase of 2.2 percent and acquisitions.  The expected slowing of military sales accounted largely for the unfavorable year-over-year comparison in Outdoor Equipment.  Key changes included:

▪	Marine Electronics revenues were 4.6 percent behind last year due to a soft domestic boat market. GEONAV®, acquired in November 2007, added $4.5 million of revenue in the quarter.
▪	Watercraft sales increased 5.1 percent over the prior year quarter due primarily to growth in paddle sport accessories.
▪
Diving revenues rose 20.3 percent above last year’s second quarter due to growth in key international markets.  Seemann®, acquired in April 2007, added $2.1 million to quarterly sales and favorable currency translation added $1.7 million.

▪
Outdoor Equipment revenues compared unfavorably to last year’s second quarter due to the expected slowdown of military sales.  In addition, revenue gains in Consumer were unable to offset lower Commercial sales.

Total Company operating profit for the second quarter was $3.6 million compared to an operating profit of $4.6 million in the prior year quarter.  Key drivers behind the unfavorable comparison were:

▪	Lower margins in Marine Electronics driven by lower domestic sales, unfavorable product and geographic mix and integration costs associated with the GEONAV acquisition.
▪	Lower military sales.
▪	Strategic charges of $0.6 million related to Global Diving restructuring.

The Company reported income from continuing operations of $0.8 million, or $0.09 per diluted share, compared to income from continuing operations of $2.1 million, or $0.23 per diluted share, in the same quarter last year.  Income was negatively impacted by a $1.6 million pre-tax foreign exchange loss related to GAAP treatment of U.S. dollar holdings in Switzerland where the Swiss franc strengthened significantly during the quarter.  Loss from discontinued operations of $0.3 million, or ($0.04) per diluted share, was consistent with the prior year quarter.  Net income for the quarter was $0.5 million, or $0.05 per diluted share, compared to net income of $1.7 million, or $0.19 per diluted share in the prior year.

“Economic uncertainty in the U.S. is starting to have an effect on outdoor retailers, which are keeping inventory levels below last year until they can gauge consumer demand at shelf in the next few months.  On the other hand, international sales continue to grow and orders among U.S. specialty retailers are solid,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer.  “In addition to ongoing cost-savings initiatives, we have instituted strict company-wide cost-control measures and are working hard to manage inventory levels down in the face of a soft marketplace. At the same time, we will continue to protect the future by investing wisely and appropriately in innovation.”

YEAR TO DATE RESULTS

Net sales in the first six months of fiscal 2008 were $197.8 million versus $193.4 million in the same six-month period last year, an increase of 2.3 percent. Excluding the anticipated $6.5 million decline in military sales, total Company net sales would have increased 5.8 percent. Key drivers in the year-to-date period were:

▪	Successful new product launches in Watercraft and Diving.
▪	Growth in key international markets in Marine Electronics and Diving.
▪	Lower military sales.
▪	Lower domestic sales in Marine Electronics due to a soft boat market.

Total Company operating loss was $0.9 million during the first six months of fiscal 2008 compared to an operating profit of $2.4 million during the prior year-to-date period.  Loss from continuing operations for the first six months of the year was $2.8 million, or ($0.31) per diluted share, versus income from continuing operations of $0.8 million, or $0.08 per diluted share, in the first six months of the prior year.  Primary drivers behind the year-to-date comparison were:

▪	Reduced margins in Marine Electronics due to product and geographic mix and integration costs.
▪	The significant drop in military sales versus the prior year six-month period.
▪	Global Diving restructuring.
▪	Negative impact of foreign currency holdings.

OTHER FINANCIAL INFORMATION

The Company’s debt to total capitalization stood at 36 percent at the end of the current quarter versus 33 percent at this time last year.  Debt, net of cash, was $87.3 million compared to $56.1 million at the end of the prior year quarter. Depreciation and amortization was $4.9 million year-to-date compared with $4.6 million in the prior year period. Capital spending totaled $5.3 million year to date compared with $5.7 million in the same period last year.  The Company entered into a new $60 million credit facility during the quarter.  Additional information on the new loan agreement can be found in the Company’s Form 8-K filing with the Securities and Exchange Commission dated February 19, 2008.

According to David W. Johnson Vice President and Chief Financial Officer, “Performance in Europe and other key international markets is strong, and our brands appear to be gaining market share against the competition everywhere, including the U.S.  We have tightened our belts, revised production schedules and are working with vendors to help minimize the impact of a slowing domestic economy.”

AWARDS UPDATE
Johnson Outdoors was named one of the top three “best places to work” among large companies by OUTSIDE magazine.  The program sought to honor those companies that helped employees balance productivity with an active, eco-conscious lifestyle.  SPORT DIVER magazine also awarded the new UWATEC® Galileo™ Sol dive computer with its 2008 Editor’s Pick honor.  The Galileo is now the most successful dive computer launch in the Company’s history.

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday April 25, 2008.   A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay will be available on Johnson Outdoors' home page, or by dialing (888) 286-8010 or (617) 801-6888 and providing confirmation code 79552889.  The replay will be available through May 2, 2008 by phone and for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.
JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Lendal® paddles; Carlisle® and Extrasport® paddling accessories; Minn Kota® motors; Cannon® downriggers; Humminbird® fishfinders; GEONAV® chartplotters; SCUBAPRO® UWATEC® and Seemann® dive equipment; Silva® compasses; Tech4O® digital instruments; and Eureka!® tents.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT
Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in consumer spending patterns; the Company’s success in implementing its strategic plan,  including its focus on innovation; actions of and disputes with companies that compete with the Company; the Company’s success in managing inventory; movements in foreign currencies or interest rates; the Company’s success in restructuring of its European Diving operations; unanticipated issues related to the Company’s military sales; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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JOHNSON OUTDOORS INC.
(thousands, except per share amounts)
Operating Results	THREE MONTHS ENDED		SIX MONTHS ENDED
	March 28 2008	March 30 2007	March 28 2008	March 30 2007
Net sales	$121,813	$121,972	$197,780	$193,399
Cost of sales	75,007	74,815	121,685	117,721
Gross profit	46,806	47,157	76,095	75,678
Operating expenses	43,159	42,549	77,029	73,302
Operating profit (loss)	3,647	4,608	(934)	2,376
Interest expense, net	1,278	1,344	2,070	2,197
Other (income) expense, net	1,306	(131)	1,360	(130)
Income (loss) before income taxes	1,063	3,395	(4,364)	309
Income tax expense (benefit)	281	1,314	(1,522)	(460)
Income (loss) from continuing operations	782	2,081	(2,842)	769
Loss from discontinued operations, net of income tax benefit	(320)	(338)	(1,386)	(595)
Net income (loss)	$462	$1,743	$(4,228)	$174
Income (loss) from continuing operations per common share – Basic:
Class A	$0.09	$0.23	$(0.31)	$0.09
Class B	$0.09	$0.21	$(0.31)	$0.08
Loss from discontinued operations per common share – Basic:
Class A	$(0.04)	$(0.04)	$(0.15)	$(0.07)
Class B	$(0.04)	$(0.03)	$(0.15)	$(0.06)
Net income (loss) per common share – Basic:
Class A	$0.05	$0.19	$(0.46)	$0.02
Class B	$0.05	$0.18	$(0.46)	$0.02
Income (loss) from continuing operations per common Class A and B share – Dilutive	$0.09	$0.23	$(0.31)	$0.08
Loss from discontinued operations per common Class A and B share – Dilutive	$(0.04)	$(0.04)	$(0.15)	$(0.06)
Net income (loss) per common Class A and B share – Dilutive	$0.05	$0.19	$(0.46)	$0.02
Weighted average common – Basic:
Class A	7,856,666	7,810,086	7,855,261	7,798,863
Class B	1,217,342	1,217,977	1,217,376	1,217,977
Dilutive stock options and restricted stock	179,509	153,231	182,860	159,830
Weighted average common – Dilutive	9,253,517	9,181,294	9,255,497	9,176,670

Segment Results
Net sales:
Marine electronics	$61,544	$64,538	$94,807	$94,004
Outdoor equipment	13,244	15,584	21,228	29,274
Watercraft	23,730	22,578	37,184	34,045
Diving	23,491	19,530	45,022	36,449
Other/eliminations	(196)	(258)	(461)	(373)
Total	$121,813	$121,972	$197,780	$193,399
Operating profit (loss):
Marine electronics	$5,483	$8,804	$5,746	$9,008
Outdoor equipment	754	1,232	372	2,875
Watercraft	(230)	36	(2,343)	(1,949)
Diving	575	125	1,135	755
Other/eliminations	(2,935)	(5,589)	(5,844)	(8,313)
Total	$3,647	$4,608	$(934)	$2,376
Balance Sheet Information (End of Period)
Cash and short-term investments			$27,662	$36,738
Accounts receivable, net			120,168	111,533
Inventories, net			115,126	92,568
Total current assets			286,966	262,971
Total assets			412,154	365,710
Short-term debt			55,001	82,801
Total current liabilities			127,871	161,736
Long-term debt			60,004	10,005
Shareholders’ equity			203,748	185,180